SUPPLEMENT TO 1997
                         PROXY STATEMENT
                    THE DOW CHEMICAL COMPANY

Dear Dow Stockholder:

On March 26, 1997, the proxy statement for The Dow Chemical Company Annual Meeting to be held on May 15, 1997, was sent to you. The section entitled Stockholder Return on page 19 showed two graphs. They depicted the value of hypothetical investments of $100 each in Dow common stock, in the Standard & Poor's 500 Stock Index and in the Standard & Poor's Chemical Composite Index, for periods of five years and ten years after investment.

The Company has just learned that some of the data in the five-year and ten-year charts were not correctly presented. The computations were to assume that all dividends payable were reinvested in stock. Such dividend reinvestment was reflected in the values shown for Dow stock, but the values for the two comparative indices inadvertently failed to take into account such dividend reinvestment.

Shown on the reverse side are the corrected charts that show dividend reinvestment for all three hypothetical investments.

If you wish to receive duplicate proxy material previously mailed to you, you may call Dow's transfer agent at 1-800-DOW(369)-5606 or (617)575-3899.


/s/ John Scriven
Vice President
General Counsel and Secretary           April 25, 1997

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UPPER CHART

                            FIVE-YEAR
                     CUMULATIVE TOTAL RETURN

                      DOW         S&P CHEMICALS      S&P 500
     1991           $100.00          $100.00         $100.00
     1992           $111.35          $109.51         $107.62
     1993           $115.43          $122.47         $118.47
     1994           $142.08          $141.78         $120.03
     1995           $154.54          $185.20         $165.14
     1996           $179.02          $244.67         $203.06
                                        Source:  The Carson Group



LOWER CHART

                            TEN-YEAR
                     CUMULATIVE TOTAL RETURN

                      DOW         S&P CHEMICALS      S&P 500
     1986           $100.00          $100.00         $100.00
     1987           $157.52          $116.94         $105.10
     1988           $158.13          $124.83         $122.56
     1989           $199.33          $161.18         $161.40
     1990           $139.92          $136.86         $156.39
     1991           $165.99          $178.48         $204.04
     1992           $184.82          $195.46         $219.59
     1993           $191.60          $218.58         $241.73
     1994           $235.83          $253.05         $244.92
     1995           $256.52          $330.56         $336.96
     1996           $297.15          $436.70         $414.33

                                        Source:  The Carson Group


These charts do not reflect the Company's forecast of future financial performance. Stockholders are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future performance.